SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 29, 2006
GRUBB & ELLIS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Monroe Street, Suite 2800, Chicago, Illinois 60661

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (312) 698-6700
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 29, 2006, Grubb & Ellis Company (the “Company”), in a letter agreement, through GERA Property Acquisition LLC (“GERA”), a newly-formed, wholly-owned subsidiary, extended from December 29, 2006 to January 3, 2007 its right to elect to terminate its agreement, without penalty, to purchase Abrams Centre (the “Purchase Agreement), an office building located in Dallas, Texas (“Abrams Centre”). On January 3, 2007, the Company, in a further letter agreement through GERA, extended this right for an additional day from January 3, 2007 to January 4, 2007.
     On January 4, 2007, the Company, through GERA, entered into another letter agreement extending its right to elect to terminate the Purchase Agreement from January 4, 2007 to January 19, 2007. The Company may terminate the Purchase Agreement on or prior to January 9, 2007 without penalty. However, if the Company terminates the Purchase Agreement after January 9, 2007, the seller will be entitled to receive $50,000 of the Company’s earnest money deposit (the balance of which will be returned to the Company), unless the Company terminates the Purchase Agreement before January 26, 2007 as a result of receiving a Phase II environmental report with respect to the property that discloses certain negative conditions that the Company reasonably deems material (in which event the Company will have the right to terminate the Purchase Agreement without penalty).
     The foregoing is only intended to be a summary of the terms of the extension letters, and is not intended to be a complete discussion of such documents. Accordingly, the following is qualified in its entirety by reference to the full text of the three letter agreements, which are annexed as Exhibits to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d)	The following are filed as Exhibits to this Current Report on Form 8-K:
99.1	Letter Agreement dated December 29, 2006, by and between Abrams Office Center, Ltd. & GERA Property Acquisition LLC.

99.2	Letter Agreement dated January 3, 2007, by and between Abrams Office Center, Ltd. & GERA Property Acquisition LLC.

99.3	Letter Agreement dated January 4, 2007, by and between Abrams Office Center, Ltd. & GERA Property Acquisition LLC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Robert Z. Slaughter
Robert Z. Slaughter
Executive Vice President and General Counsel

Dated: January 5, 2007